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                                                                 Exhibit 5.1



                   [Letterhead of Richards, Layton & Finger]



                                January 20, 1998



Global Decisions Group LLC
c/o McCarthy, Crisanti & Maffei, Inc.
One Chase Manhattan Plaza
New York, New York 10005


         Re:      Global Decisions Group LLC
                  --------------------------

Ladies and Gentlemen:

         We have acted as special Delaware counsel for Global Decisions Group LLC, a Delaware limited liability company (the "Company"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

         For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following:

         (a) The Certificate of Formation of the Company, dated as of June 30, 1997 (the "Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on June 30, 1997;

         (b) The Limited Liability Company Agreement of the Company, dated as of June 30, 1997;

         (c) Amendment Nos. 2 and 3 to the Registration Statement (the "Registration Statement") on Form S-4, including a preliminary information statement/prospectus (the "Prospectus"), relating to limited liability company interests in the Company to be issued to the stockholders of MCM Group, Inc., a Delaware corporation ("MGI") in connection with the Merger (each, an "LLC Unit" and collectively, the "LLC Units"), as filed by the Company with

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Global Decisions Group LLC
January 20, 1998
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the Securities and Exchange Commission on December 17, 1997, and January 20,
1998, respectively.

         (d) A form of Amended and Restated Limited Liability Company Agreement of the Company, without exhibits (the "Agreement"), attached as an annex to the Prospectus; and

         (e) A Certificate of Good Standing for the Company, dated January 20, 1998, obtained from the Secretary of State.

         Initially capitalized terms used herein and not otherwise defined are used as defined in the Agreement.

         For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs
(a) through (e) above) that is referred to in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

         With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, and (iii) all documents submitted to us as copies conform with the original copies of those documents.

         For purposes of this opinion, we have assumed (i) that the Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the admission of members to, and the creation, operation, management and termination of, the Company, and that the Agreement and the Certificate are in full force and effect, have not been amended and no amendment of the Agreement or the Certificate is pending or has been proposed, (ii) that there are no proceedings pending or contemplated for the merger, consolidation, conversion, liquidation, dissolution or termination of the Company, (iii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iv) the legal capacity of natural persons who are signatories to the documents examined by us, (v) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (vi) the due authorization, execution and delivery by all parties thereto of all documents examined by us, including the Agreement on behalf of the former stockholders of MGI listed on Schedule A to the Agreement (each, a "Member" and

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Global Decisions Group LLC
January 20, 1998
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collectively, the "Members"). (vii) the issuance of the LLC Units to the Members and the payment for the LLC Units by the Members, in accordance with the Agreement and the Registration Statement, (viii) that Schedule A to the Agreement, the Membership Register and the books and records of the Company set forth all information required by the Agreement and the Delaware Limited Liability Company Act (6 Del.C. section 18-101, ET SEQ.)(the "Act"), including all information with respect to all Persons to be admitted as Members and their contributions to the Company, and (ix) that the Members will not engage in tortious or wrongful conduct and will fulfill all of their obligations as set forth in the Agreement.

         We have not participated in the preparation of any offering material relating to the Company (including the Registration Statement) and assume no responsibility for the contents of any such material.

         This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

         Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

         1. The Company has been duly formed and is validly existing in good standing as a limited liability company under the Act.

         2. The LLC Units to be issued to the Members will be validly issued and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable limited liability company interests in the Company.

         3. A Member shall not be obligated personally for any of the debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise, solely by reason of being a member of the Company, except as a Member may be obligated to make contributions to the Company and to repay any funds wrongfully distributed to it.

         We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our





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Global Decisions Group LLC
January 20, 1998
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prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.


                                    Very truly yours,

                                    /s/ Richards, Layton & Finger P.A.